SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☑	Soliciting Material Under Rule 14a-12

BlackRock Capital Allocation Term Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Saba Launches Campaign to Improve the Boards of 10 Poorly Governed and Underperforming Closed-End Funds Managed by BlackRock

Files Lawsuit Against BlackRock ESG Capital Allocation Term Trust for Adopting an Illegal “Entrenchment Bylaw” that Strips Shareholders of the Opportunity to Elect New Directors

Intends to Hold BlackRock and Its Hand-Picked Board Members Accountable for Destroying Billions in Shareholder Value

Names Incumbent Board Members Cynthia Egan, Frank Fabozzi, Robert Fairbairn, Lorenzo Flores, Stayce Harris, R. Glenn Hubbard, J. Phillip Holloman, W. Carl Kester, Catherine Lynch and John Perlowski as Defendants in the Lawsuit

Nominates Seven Board Candidates with Experience in Corporate Governance, Credit Markets, Financial Services and Other Areas Required to Help Close the Funds’ Large Discounts to NAV

NEW YORK--BUSINESS WIRE--Saba Capital Management, L.P. (together with its affiliates, “Saba” or “we”) today announced that it has nominated seven highly qualified and independent candidates for election to the Boards of Trustees (the “Boards”) of 10 BlackRock closed-end funds (collectively, the “BlackRock Funds” or the “CEFs”) at their respective 2024 Annual Meetings of Shareholders (the “2024 Annual Meetings”).

Additionally, Saba filed a lawsuit today in the United States District Court for the Southern District of New York (the “Court”) against the BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT), and all 10 incumbents to hold them accountable for adopting an illegal “Entrenchment Bylaw” that deprives shareholders of their right to elect directors annually. It is notable that these directors were already found to have violated the Investment Company Act by enacting a separate bylaw targeted at entrenching themselves in order to protect BlackRock from being held accountable by shareholders.

Boaz Weinstein, Founder and Chief Investment Officer of Saba, commented:

“BlackRock holds itself up as a leader in corporate governance despite the fact that many of its funds, including the CEFs, entrench compromised trustees, hinder shareholders’ rights and put up roadblocks when attempts are made to narrow persistent discounts to Net Asset Value (‘NAV’). Last year, a leading independent proxy advisory firm chastised BlackRock for its ‘abusive’ governance. Saba also won a lawsuit against BlackRock that should have ended its illegal efforts to deprive shareholders of their right to vote all of their shares. Instead of following the Court’s order, BlackRock is pursuing a baseless appeal. Clearly, our work is not done.

BlackRock acts as if federal law does not apply to its CEFs by blatantly ignoring the Investment Company Act. Shareholders are repeatedly deprived of their lawful voting rights, while directors avoid accountability for their own governance and performance failures.

Under the Entrenchment Bylaw, any share not voted in a contested election is counted as a vote for BlackRock. Dear reader, your eyes do not deceive you – yes, that’s how BlackRock believes elections ought to be decided when their directors are challenged.

The case for immediate change at the Blackrock Funds is clear. This is why we have filed a lawsuit to protect shareholder rights and nominated slates of highly qualified and independent candidates for election to the BlackRock Funds’ Boards at the 2024 Annual Meetings. Our nominees have a plan to enact changes that will return the funds to their full NAV – just like we have successfully done in dozens of prior campaigns. We believe that executing on our plan will deliver a staggering $1.3 billion gain from current prices across 10 CEFs for shareholders. Last year, I made a similar comment about the value trapped within two of the 10 CEFs at an industry conference where BlackRock executives were in the audience. From the dais, I challenged BlackRock to show me how the math wasn’t 100% accurate. I followed up with a similar offer on Twitter/X but BlackRock remains silent, because they know it’s true.

BlackRock must not stand in the way of shareholders recouping their financial losses. All BlackRock has to do is put aside its greed and self-interest and offer shareholders an exit at NAV, just as it offers daily for the trillions of dollars it holds in the same investments across BlackRock mutual funds and ETFs.”

The BlackRock Funds for which Saba has nominated Board candidates include: the BlackRock California Municipal Income Trust (NYSE: BFZ), BlackRock Capital Allocation Term Trust (NYSE: BCAT), BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT), BlackRock Health Sciences Term Trust (NYSE: BMEZ), BlackRock Innovation and Growth Term Trust (NYSE: BIGZ), BlackRock MuniHoldings New York Quality Fund (NYSE: MHN), BlackRock MuniYield New York Quality Fund (NYSE: MYN), BlackRock MuniYield Pennsylvania Quality Fund (NYSE: MPA), BlackRock New York Municipal Income Trust (NYSE: BNY) and BlackRock Science and Technology Term Trust (NYSE: BSTZ).

Saba’s slate:

•	Athanassios Diplas possesses significant expertise in credit markets – including swaps, derivatives, risk management and trading – having served in senior leadership roles at Deutsche Bank (including Global Head of System Risk Management and Chief Risk Officer) and Goldman Sachs & Co. over the last decade.
•	Ilya Gurevich is a retirement planner with more than 25 years of experience in the financial services industry. He has a deep understanding of the BlackRock Funds’ shareholder base and received a recommendation from Institutional Shareholder Services Inc. for election to the ECAT and BIGZ boards in 2023.
•	Shavar Jeffries is the CEO of the KIPP Foundation and is a corporate governance expert with a 24-year career in law who has served on boards including Pzena Investment Management, the KIPP Foundation, New Classrooms and Duke University.
•	David Littlewood has more than two decades of experience in capital markets, asset management and securities trading, as well as valuable expertise in debt securities (credit product structuring and distribution) from his time serving as Global Head of Structured Credit Products at the Royal Bank of Scotland.
•	David Locala is a former M&A banker with more than 30 years of experience working in the financial services industry at Citigroup Global Markets, Deutsche Bank and Lazard, where he advised companies on M&A across the technology sector.
•	Jennifer Raab is an executive of various private and nonprofit organizations, including as the CEO of the New York Stem Cell Foundation Research Institute, the former Chairperson of the New York City Landmarks Preservation Commission and the President Emerita of Hunter College.
•	Alexander Vindman is a former member of the White House’s National Security Council who has significant experience in high-ranking roles in political and military affairs. He is renowned for upholding sound governance principles through ethical leadership and accountability, including as Political-Military Affairs Officer for Russia for the Chairman of the Joint Chiefs of Staff.

About Saba Capital

Saba Capital Management, L.P. is a global alternative asset management firm that seeks to deliver superior risk-adjusted returns for a diverse group of clients. Founded in 2009 by Boaz Weinstein, Saba is a pioneer of credit relative value strategies and capital structure arbitrage. Saba is headquartered in New York City. Learn more at www.sabacapital.com.

IMPORTANT INFORMATION

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“SCMF”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and SCMF, “Saba”) and the Nominees (as defined below, and together with Saba, the “Participants”) intend to file definitive proxy statements and accompanying forms of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with the solicitation of proxies from the shareholders of each of BIGZ; BCAT; ECAT; BMEZ; BFZ; BSTZ; MPA; MYN; BNY; and MHN and together, the “BlackRock Funds”). Shareholders of any BlackRock Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to such Fund by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/.

The “Nominees” refer to (i) with respect to BIGZ, BCAT, ECAT, BMEZ, BSTZ and MPA, Mr. Gurevich, Mr. Jeffries, Ms. Raab, Mr. Diplas, Mr. Littlewood, Mr. Locala and Mr. Vindman; (ii) with respect to BFZ, Mr. Gurevich and Mr. Jeffries; (iii) with respect to MYN, Ms. Raab and Mr. Vindman; (iv) with respect to BNY, Mr. Gurevich and Ms. Raab; and (v) with respect to MHN, Mr. Jeffries and Ms. Raab.

Information about any direct or indirect interests by security holdings or otherwise of the Participants is contained in Exhibit 1 to the Form DFAN14A filed with respect to each of the BlackRock Funds by Saba Capital with the SEC on February 21, 2024. This document is available free of charge from the source indicated above.

Contacts

Longacre Square Partners

Greg Marose / Kate Sylvester, 646-386-0091

gmarose@longacresquare.com / ksylvester@longacresquare.com

Boaz Weinstein tweeted the following: “We choose to go to the moon. We choose to go to the moon in this decade and do the other things, not because they are easy, but because they are hard, because that goal will serve to organize and measure the best of our energies and skills, because that challenge is one that we are willing to accept, one we are unwilling to postpone, and one which we intend to win, and the others, too. @BlackRock”